Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of September 20, 2021 (the “Effective Date”) by and between Jewel Acquisition, LLC, having an address of Six PPG Place, 10th Floor, Pittsburgh, PA 15222 (“Landlord”), and Mawson Infrastructure Group having an address of Level 5, 97 Pacific Highway, North Sydney, NSW 2060, Australia (“Tenant”).

WITNESSETH:

WHEREAS, Landlord owns certain real property consisting of approximately 171 acres with vacant land and improvements including a substation located at 12th Street, Midland, PA, consisting of six parcels including Block and Lot No. 33-001-0103.023 (the “Property”).

WHEREAS, Landlord and Tenant wish to enter into a lease permitting Tenant to occupy certain premises on the Property, consisting of approximately 6.0 acres of vacant land and the ability to connect to and receive power from substation number 1 (the “Substation”) near the former melt shop building as shown on Exhibit A attached hereto and incorporated herein (collectively, the “Leased Premises”), in accordance with the terms and conditions provided herein.

NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

1)	Term; Holdover:

a)	Term. The term of this Agreement shall commence on September 15, 2021 and shall continue for thirty six (36) months until September 14, 2024, unless earlier terminated as provided elsewhere herein (“Term”). After the initial term, Tenant shall be granted four (4) additional three (3) year term options at fair market rental rates upon mutual agreement for lease of the Leased Premises (for a total potential term of fifteen (15) years including the initial term and option terms). Tenant shall exercise said option by providing written notice thereof to Landlord not less than 90 days prior to the expiration of the then current term and Landlord shall respond within 60 days.

b)	Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Leased Premises in substantially the same condition as its current condition with normal wear and tear excepted and without necessity of further notice, including, without limitation, any notice required by the Landlord and Tenant Act of 1951, as amended, or any successor law, which is hereby waived. Tenant shall, on or before the expiration or earlier termination of the Term, remove all of Tenant’s personal property (“Tenant’s Property”) and make arrangements for removal of all containers, wires, connections to the substation, meters and other personal property from the Leased Premises and shall immediately repair any damage to the Leased Premises caused by the installation and/or removal of such Tenant’s Property and/or containers. Any or all of Tenant’s Property and/or containers not so removed shall, at Landlord’s option, become the exclusive property of Landlord or be removed and disposed of by Landlord, at Tenant’s cost and expense, without further notice to or demand upon Tenant, and without any liability to Tenant, in connection therewith.

c)	Holdover. Tenant may remain in possession of all or any part of the Leased Premises at the end of the Term. If Tenant does not surrender possession of the Leased Premises at the end of the Term, the Term shall continue month to month until terminated by either party, all at 150% of the most recent fixed monthly rental charged prior to such holdover. In the event of such holding over, (i) such tenancy shall be deemed to be a periodic tenancy from month-to-month only; (ii) such tenancy shall not constitute a renewal or extension of this Lease for any further term; (iii) such tenancy may be terminated by either party upon the earlier of thirty (30) days’ prior written notice to the other and the earliest date permitted by law; and (iv) such month-to-month tenancy shall be subject to every other term, condition and covenant contained in this Lease.

2)	Leased Premises: The Leased Premises consists of approximately six (6) acres on the west side of the former Melt Shop building along with a connection to the existing Substation as depicted on Exhibit A. Tenant will not use or in any way disturb or enter the area of the former melt shop or other buildings on the Property that is all retained for use by Landlord. Landlord will retain exclusive use and control of the entirety of the Property not encompassing the Leased Premises (subject to any maintenance and repair obligations Tenant may have hereunder relating to the Substation or Leased Premises) and shall be given access to the retained area to fulfill its obligations to maintain the Substation as set forth herein. Tenant will install, at its cost, Modular Data Centers (MDC), [an office trailer and trailer toilet facilities] as needed for its use and to conduct its business on the Leased Premises. No water or sewer service to the Premises shall be provided by Landlord and if Tenant requires water and/or sewer, it will arrange for its own supplies. Tenant shall lease 50 MW/year of power capacity from the Substation with Tenant’s supplied transformer to transform from 1105 v to Delivered Voltage at 480v. Tenant shall have the right to connect to the Substation to add additional delivered power up to 100 MW at Tenant’s sole cost and expense.

Tenant shall contract for internet service in its own name and shall be solely responsible for paying for such service to the applicable internet service provider, provided that such internet service procured by Tenant shall not interfere with the inter service currently in use at the Property.

The Leased Premises includes use of the existing common roadway on the Property. Neither Tenant nor Landlord shall block, obstruct or impede the other party’s use of the roadway. Landlord will maintain the common roadway including dust control, snow removal and patching the surface.

If the supply of delivered power from the Substation is interrupted, Landlord agrees to commence the maintenance, repairs, replacements or restoration with reasonable promptness and to diligently pursue same. If any interruption of such supply persists for a period in excess of three (3) consecutive days, Tenant shall be entitled to a proportionate abatement of Rent in proportion to the degree, if any, to which Tenant’s use of the Leased Premises is impaired. If any interruption of such supply persists for more than ten (10) days out of any thirty (30) consecutive day period, then (a) Tenant shall have the right to terminate this Lease upon written notice to Landlord and (b) if same is due to the negligence or intentional conduct of Landlord, then it shall be deemed a breach of this Lease and shall entitle Tenant to pursue any and all remedies herein provided.

3)	Use: During the Term, Tenant, at its sole risk, may use the Leased Premises solely to install, operate, and maintain Crypto Mining operations housed in Modular Data Centers (MDC) connected to the Substation as permitted by applicable zoning and other legal requirements; provided, however, that any other use at Landlord’s facilities shall require Landlord’s prior written consent.

4)	Rent and Security Deposit: Rent shall consist of an annual payment of $1,200,000.00, payable in advance each month in the amount of $100,000. Rent payments will increase 3% per year for the first 3-year term. Rent for additional term extensions shall be negotiated at the time of notification of request for extension and shall reflect then current market conditions for similar leases. The first (1st) installment of Rent shall be due on the first (1st) day of the calendar month immediately following the date upon which Tenant has consumed more than one (1) MW usage on the Leased Premises; provided, however, that in no event shall the first (1st) installment of Rent be due later than December 15, 2021.

a)	Tenant shall pay upon the signing of this Lease a security deposit (“Security Deposit”) equal to One Hundred Thousand Dollars ($100,000) to be held by Landlord as security for the full and faithful performance by Tenant of the terms, covenants and conditions of this Lease. The Security Deposit (or so much as remains after reduction as set forth in this paragraph) shall be refunded to Tenant within thirty (30) days following the end of the Lease Term, provided Tenant shall then be in compliance with all of the provisions of this Lease. The Security Deposit may be retained by Landlord and applied against (a) unpaid Rent and other sums from time to time due under this Lease, including all costs of enforcing this Lease and of performing Tenant’s obligations under this Lease, (b) damages due to any breach by Tenant of this Lease, (c) damages caused by Tenant to the Property, and (d) cleaning, repairs and rubbish removal upon Tenant vacating the Leased Premises. If Landlord shall at any time during the Lease Term apply the Security Deposit as permitted by this Lease, Tenant shall immediately deposit additional funds with Landlord sufficient to restore the Security Deposit to the amount required by the other terms of this Lease. Landlord may hold the Security Deposit in its general accounts with other funds, without interest, and shall have no obligation to segregate the same from any other funds.

5)	Tenant’s Due diligence; Condition of Leased Premises; Maintenance and Repair:

a)	Tenant shall have until sixty (60) days following the Effective Date of this Lease (the “Feasibility Period”) to examine the Leased Premises and all matters relating thereto to determine whether the Leased Premises is suitable for Tenant’s intended use. Tenant shall notify Landlord in writing prior to the expiration of the Feasibility Period as to whether or not Tenant elects to terminate this Lease (“Termination Notice”) or modify the area of the Leased Premises. Failure to send a Termination Notice by the end of the Feasibility Period shall constitute notification on the part of Tenant that it intends not to terminate this Lease. If Tenant send a Termination Notice pursuant to this paragraph, then this Lease shall automatically terminate and neither party shall have any further rights or obligations hereunder. If Tenant seeks to modify the Leased Premises from what is depicted in Exhibit A, the parties will review the proposed modification and amend this lease as necessary.

b)	Tenant agrees that, except for Landlord’s obligations contained in paragraphs 2 and 6 herein, and the improvements Landlord will be making, it is taking possession of the Leased Premises in its present “AS IS” condition. Landlord has made no representations or warranties with respect thereto. Tenant acknowledges and agrees that it will be responsible for all upfront and ongoing necessary repairs up to 50 MW usage, improvements and replacements necessary for its use and to conduct its business on the Leased Premises, including but not limited to electrical connections, lighting facilities and equipment, fencing and other improvements needed to render the Leased Premises useable for Tenant’s purposes. Tenant shall have the right to connect to the Substation to add additional delivered power up to 100 MW at Tenant’s sole cost and expense. Tenant shall, at its sole cost and expense, be responsible for any gravel, pavement, landscaping, snow and ice removal for sidewalks, walkways, and parking lot area used exclusively by Tenant on the Leased Premises. Landlord shall be responsible for snow/ice removal on all roadways outside the boundary of the Leased Premises. In the event the bounds of the Leased Premises are expanded at any time during the Term (including any extension of the original three-year term period) to include additional portions of the Property for Tenant’s occupation and use, the parties shall negotiate in good faith to determine the extent of preparations required for that expanded use and to determine the parties’ respective responsibilities for the cost and expense of preparation and ongoing maintenance of the additional space to be occupied by Tenant. Tenant shall be responsible for maintenance, repair and replacement of all improvements used exclusively by Tenant that are situated below grade on the Leased Premises and the Property, including but not limited to power lines, utilities, and electric systems. Tenant shall keep the Leased Premises in good condition and repair, free of debris and trash. Tenant shall also be responsible to repair of any improvements that are damaged as a result of the negligence of Tenant.

6)	Tenant improvements and Substation 1: To the extent Tenant seeks to make capital repairs or improvements to the Leased Premises, Tenant will seek approval from Landlord before such repairs are made, which approval shall not be unreasonably withheld, conditioned, or delayed. In addition, Tenant shall have the right, at its sole cost and expense, to make improvements to the Leased Premises that are necessary in order for the land and Leased Premises to be usable for the purposes permitted by the Lease (“Required Improvements”). Tenant is responsible for any negligent or intentional act or omission arising from Tenant’s use of the Leased Premises and the Property.

Landlord will own, operate, and maintain all equipment in the Substation from the utility Metering Point to the point of interconnection with Tenant. Landlord will provide an inspection report from a reputable third party as to the condition and history of Landlord-owned high voltage equipment in the Substation. Scioto Energy will exclusively provide power curtailment protocols to Tenant’s operations on the Leased Premises. No curtailment by Tenant will materially, adversely impact Landlord’s operations on the Property and Landlord will not impede curtailment actions by Tenant unless they materially, adversely impede Landlord’s use of the Property. Landlord will be responsible for routine repair of the high voltage equipment in the Substation for a period of 24 months from lease commencement. All maintenance required for the high voltage equipment in the first 24 months will be shared 50/50 by both parties up to a maximum of $100,000.00 per annum to Landlord’s account. Tenant will be solely responsible for the remaining maintenance costs after the initial 24-month period.

7)	Expenses: Tenant shall be responsible for payment of all taxes on its business and operations, any increases in real estate taxes assessed on the Leased Premises occasioned solely by Tenant’s use and occupation of the Leased Premises, and all maintenance and repair expenses on Tenant’s equipment.

a)	Electricity. Landlord will continue to own the electric meter at the Substation. Tenant will at its cost provide submetering to all its operations to clearly identify Tenant’s power consumption and associated costs. The invoice from Duquesne Light will reflect charges for transmission and distribution of the power. Landlord will pay Duquesne Light for the entire load and will invoice Tenant for its share based on the submeter reading so that Tenant and Landlord will each pay a portion of the transmission and distribution invoice based on their respective electricity use. After ATI’s current generation supply contract expires, Scioto Energy, a licensed power broker in Pennsylvania, will exclusively arrange for the deregulated electricity supply at the Metering Point. All generation charges will be invoiced directly to Tenant and Tenant will pay the generation bill directly from third-party retail supplier for entire load (Landlord + Tenant). Landlord will pay Tenant for its metered share of power. All electric costs will be subject to monthly true-ups from the previous month’s actual costs by the 15th of each calendar month.

8)	Environmental Matters:

a)	Hazardous Materials. For purposes of this Lease, “Hazardous Materials” means any explosives, radioactive materials, asbestos, polychlorinated biphenyls, hazardous wastes, or hazardous substances, petroleum or petroleum products including without limitation, substances defined as “hazardous substances” and/or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6987; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”). “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

b)	No Environmental Investigations. Tenant covenants and agrees that neither it nor any occupant of the Leased Premises shall undertake any invasive environmental testing at the Leased Premises, including without limitation any soil or groundwater sampling and testing.

c)	Tenant warrants and represents that it shall not (a) use, store, treat, accumulate or transport Hazardous Materials, Flammable Materials or any vessel or container containing Hazardous Materials or Flammable Materials (including storing inside the building an automobile, but excluding storing inside the building diesel fueled mobile equipment) at, on, to or from the Leased Premises except in the ordinary conduct of its business and in a manner that complies with all federal, state, and local laws, regulations, and ordinances and (b) use, store, treat, accumulate or transport any ammunition or explosive substances or allow such ammunition or explosive substances to be used, stored, treated accumulated or transported at, on, to or from the Leased Premises at any time. Tenant additionally warrants and represents that Tenant’s occupancy of the Leased Premises and its activities thereon shall not cause or result in any unpermitted release, leak, discharge, spill, disposal, or emission of Hazardous Materials at, in, on, from or under the Leased Premises during or following the Term.

d)	Tenant Environmental Indemnity. Tenant shall be solely responsible for and shall defend, indemnify and hold harmless Landlord and its partners, principals, successors, assigns, agents, contractors, subcontractors, licensees, affiliates, lessors, lessees, mortgagees and invitees, and the directors, officers, shareholders and employees thereof (collectively, the “Landlord Indemnified Parties”), from and against all claims, costs, expenses, judgments, damages, losses, and liabilities, including, without limitation, attorneys’ fees and experts’ costs, solely arising out of or in connection with Tenant’s breach of its obligations in this Paragraph 8. In the event Tenant’s environmental indemnity is triggered under this Paragraph 8 (d), Tenant shall be responsible for and shall defend, indemnify, and hold the Landlord Indemnified Parties harmless from and without limitation, attorneys’ and experts’ fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to cause the Leased Premises and other property to meet compliance with applicable environmental laws. Tenant may use the least stringent remediation standards applicable to the property and any remediation methodology allowed under applicable environmental laws. If Tenant fails to fulfil its obligations pursuant to this Paragraph 8(d), Landlord shall have the right, but not the obligation, after reasonable prior written notice given to Tenant, to enter onto the Leased Premises or to undertake such actions as Landlord reasonably deems necessary or advisable to remove, cleanup, resolve or minimize the impact of or otherwise deal with any Hazardous Materials upon Landlord’s obtaining knowledge of such matters independently, or by receipt of any notice from any person or entity.

e)	Landlord Environmental Indemnity. Landlord shall be solely responsible for and shall defend, indemnify and hold harmless Tenant and its parents, subsidiaries and affiliates, successors, assigns, agents, contractors, subcontractors, licensees, affiliates, lessors, lessees, mortgagees and invitees, and the directors, officers, shareholders and employees thereof (collectively, the “Tenant Indemnified Parties”), from and against all claims, costs, expenses, judgments, damages, losses, and liabilities, including, without limitation, attorneys’ fees and experts’ costs, solely arising out of or in connection with (i) pre-existing Hazardous Materials or contamination or conditions at the Property, (ii) any use of the Property by Landlord Indemnified Parties, or (iii) Landlord’s breach of its representations or obligations in this Paragraph 8. Landlord shall be responsible for and shall defend, indemnify, and hold the Tenant Indemnified Parties harmless from and against any and all claims, costs, expenses, judgments, damages, losses, and liabilities, including, without limitation, attorneys’ and experts’ fees and costs, and investigation and remediation costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to cause the Property to meet compliance with applicable environmental laws.

f)	The provisions of this Paragraph 8 will survive the expiration or other termination of this Lease for a period of ten (10) years.

9)	Compliance with Laws and Rules: In addition to, and without limiting, any other provisions provided herein, Tenant shall comply in all respects with all laws, statutes, regulations, rules, ordinances, orders, notices, codes and permits of all Federal, state and local government entities and agencies thereof applicable to its occupancy and use of the Leased Premises, including without limitation laws (i) relating to zoning and land use planning and (ii) relating to protection of the environment, water, air, vegetation and human health and (iii) if applicable, the Federal Employers Liability Act (FELA). Tenant shall be responsible for obtaining all ordinary and necessary permits to operate its business, including but not limited to a storm water discharge permit, air permits and business licenses. Tenant shall be solely responsible for complying with all such permits and licenses.

10)	Occupancy and Other Permits: Tenant will be responsible for obtaining any required use or occupancy permits, and any other permits, grants, including the costs of obtaining any other utilities required for Tenant’s use of the Leased Premises.

11)	Liens: Tenant shall keep the Leased Premises free and clear of all mechanics’, materialmen’s and other liens for any labor, services, materials, supplies or equipment Tenant may acquire in Tenant’s activities at the Leased Premises.

12)	Access: Tenant and Tenant’s employees will have access to the Leased Premises 24 hours per day, seven days per week. At all times, however, Tenant shall maintain clear road access across the common roadway and Leased Premises so as not to interfere with Landlord’s use of the Property.

13)	Security and Safety: Tenant is responsible for its own security for its property and business. Tenant is responsible for its safety and the safety of all of Tenant’s visitors and employees on the Leased Premises.

14)	Risk of Property: All property and equipment of Tenant shall be placed at the Leased Premises solely at Tenant’s risk and neither Landlord nor any of its agents or employees shall have liability for any loss or damage thereto, unless attributable to Landlord’s negligence, recklessness or intentional acts or omissions.

15)	Indemnification: Without limiting any other provisions contained herein, Tenant shall indemnify, defend, save, protect, and forever hold harmless the Landlord Indemnified Parties, from and against any and all liabilities, obligations, claims, penalties, losses, costs, damages and expenses (including without limitation reasonable attorneys’ fees) which any Landlord Indemnified Party may suffer, incur, sustain or for which Landlord or any agent, lender or employee thereof may become liable for, by reason of or in connection with or arising out of (i) Tenant’s occupancy of the Leased Premises, (ii) any breach by Tenant of any covenant, agreement, representation or warranty of Tenant contained herein, (iii) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Leased Premises or (iv) other acts or omissions of Tenant on the Leased Premises or Property. In case any action, suit or proceeding is brought against any Landlord Indemnified Party by any reason of the occurrence of the foregoing events, except for those events resulting from Landlord’s gross negligence or willful misconduct, Tenant will, at its expense, resist and defend such action, suit or proceeding.

Landlord shall indemnify, defend, save, protect, and forever hold harmless the Tenant Indemnified Parties, from and against any and all liabilities, obligations, claims, penalties, losses, costs, damages and expenses (including without limitation reasonable attorneys’ fees) which any Tenant Indemnified Party may suffer, incur, sustain or for which Tenant or any agent, lender or employee thereof may become liable for, by reason of or in connection with or arising out of (i) Landlord’s occupancy of the Property, (ii) any breach by Landlord of any covenant, agreement, representation or warranty of Landlord contained herein or (iii) other acts or omissions of Landlord on the Leased Premises or Property. In case any action, suit or proceeding is brought against any Tenant Indemnified Party by any reason of the occurrence of the foregoing events, except for those events resulting from Tenant’s gross negligence or willful misconduct, Landlord will, at its expense, resist and defend such action, suit or proceeding. This Paragraph 15 shall survive the expiration or termination of this Lease for a period of ten(10) years.

16)	Insurance:

a)	At all times during the Term of this Lease, Tenant shall carry and maintain, at Tenant’s sole cost and expense, the following types and amounts of insurance coverage:

b)	Liability Insurance. Commercial general liability insurance in respect of the Leased Premises and the conduct or operation of business therein, with Landlord, and each mortgagee if applicable named as additional insured, with limits of not less than $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate per location for bodily injury or death to one or more persons and for property damage. Commercial general liability may be provided through a combination of Commercial General Liability and Umbrella or Excess Liability. Tenant shall be responsible for all deductibles, if applicable.

c)	Property Insurance. Property insurance against loss or damage by fire and such other risks and hazards included within the standard special perils policies covering Tenant’s Property and all of Tenant’s improvements in the Premises, if any, for their full replacement value.

d)	Worker’s Compensation and Employer’s Liability Insurance. Worker’s compensation insurance as required by statute and employer’s liability insurance in the amount of at least $1,000,000.00 per occurrence.

e)	Commercial Automobile Liability Insurance. Commercial automobile liability insurance, including the ownership, maintenance and operation of any automotive equipment owned, hired and non-owned with limits not less than $1,000,000 Combined Single Limit.

f)	Railroad Protective Liability. Railroad Protective Liability is required to be carried by Tenant for any work performed with 50 feet of the Buyer’s railroad, in the minimum amount of $2,000,000 per occurrence and $6,000,000 policy aggregate during the term of the lease, to protect the Tenant and Landlord.

g)	Tenant shall deliver to Landlord certificates of insurance within five (5) days following the full execution and delivery of this Lease. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord a certificate thereof at the time of the expiration of any existing policy. Such insurance may not be modified or canceled or allowed to lapse except upon thirty (30) days’ written notice by Tenant to Landlord, and Tenant shall be solely responsible for payment of all premiums under such policies, and Landlord shall have no obligation for the payment thereof. Tenant’s failure to provide and keep in force, subject to 15 day right to cure, the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this Lease in the event of Tenant’s default. Landlord shall not carry separate or additional insurance, where concurrent or contributing, in the event of any loss or damage, with any insurance required to be obtained by Tenant under this Lease.

~~As to each party hereto, provided such party’s right of full recovery under the applicable policy is not adversely affected, such party hereby releases the other (along with its servants, agents, employees and invitees) with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty i.e., in the case of Landlord, as to the Property, and, in the case of Tenant, as to the Leased Premises and Tenant’s Property (including rental value or business interruption, as the case may be) occurring during the Term of this Lease.~~

All indemnities provided in this Lease shall operate whether or not the indemnifying party has placed and maintained insurance and whether or not proceeds from any insurance actually are collectible from one or more of the insurance companies; provided, however, that the indemnifying party shall be relieved of its obligations of indemnity herein pro tanto of the amount actually recovered from one or more of the said insurance companies by reason of injury or damage to, or loss sustained in respect to the Leased Premises or the Property.

Each party waives the right to recover punitive damages against the other.

The parties hereto waive and release any and all rights of recovery against the other for loss of or damage to the property of the waiving/releasing party to the extent such loss or damage is insured against under any insurance policy carried by Landlord or Tenant, or which would have been so insured had the other party carried the insurance it was required to hereunder. In addition, the parties hereto (and in the case of Tenant, all other persons and entities occupying or using the Leased Premises in accordance with the terms of this Lease) (i) shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance policy covering the Leased Premises, personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and (ii) subject to obtaining such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance; provided, however, that the release and covenant not to sue herein contained shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. The waiver, release, consent, covenant not to sue and waiver of subrogation hereinbefore referred to shall extend to the agents of each party and its partners and employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Leased Premises in accordance with the terms of this Lease. In the event that Landlord or Tenant (and all other persons and entities occupying or using the Leased Premises in accordance with the terms of this Lease) shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, Landlord and/or Tenant (and in the case of Tenant, all other persons and entities occupying or using the Leased Premises in accordance with the terms of this Lease), as the case may be, shall be named as an additional insured. Tenant and all other persons and entities occupying or using the Leased Premises in accordance with the terms of this Lease acknowledge that Landlord will not carry insurance on nor be responsible for damage to Tenant’s alterations (if any) or Tenant’s personal property, and that Landlord shall not carry insurance against, or be responsible for, any loss suffered by Tenant or any other occupant due to interruption of Tenant’s or such occupant’s business.

Tenant’s failure to comply with any one or all of the provisions of this paragraph beyond any applicable notice and grace periods shall constitute an event of default under this Lease.

Landlord shall maintain, at its expense, throughout the Term (a) “all-risk” property insurance covering all improvements on the Property and any items of personal property owned by Landlord and located on the Property (at full replacement cost) against loss or damage upon casualty (including structural, fire, boiler and machinery, liability, earthquake, terrorism, and code upgrade coverage) and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, and property damage occurring in and about the Property and Leased Premises and otherwise resulting from any acts and operations of Landlord, its agents and employees, with limits not less than $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate. Landlord shall deliver to Tenant certificates of insurance within five (5) days following the full execution and delivery of this Lease. Landlord shall procure and pay for renewals of such insurance from time to time before the expiration thereof and shall deliver to Tenant a certificate thereof at the time of the expiration of any existing policy. Such insurance may not be modified or canceled or allowed to lapse except upon thirty (30) days’ written notice by Landlord to Tenant.

17)	Damage or Destruction:

a)	Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Leased Premises that may require a claim for insurance coverage. If the Leased Premises is only partially damaged (i.e., less than ten percent (10%) of the Leased Premises is untenantable as a result of such damage or less than ten percent (10%) of Tenant’s operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Paragraph 16 are sufficient to pay for the necessary repairs and if such repairs can be reasonably completed within one hundred eighty (180) days from the date of said notice to Landlord, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible.

b)	If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Paragraph 16, Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If the damage was due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, Tenant shall be responsible for the costs of the repair not covered by insurance.

c)	If the damage to the Leased Premises occurs during the last six (6) months of the Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage.

d)	If the Leased Premises is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Leased Premises is greater than partial damage as described in Paragraph 17(a)) or the Leased Premises is partially damaged as described in Paragraph 17(a) but the reasonable time to repair exceeds one hundred eighty (180) days and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred.

e)	If the Leased Premises is destroyed or damaged and Landlord or Tenant repairs or restores the Leased Premises pursuant to the provisions of this Paragraph, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Leased Premises is impaired. Except for such possible reduction in Base Rent, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Leased Premises.

f)	Notwithstanding anything herein to the contrary, Tenant shall have the right to terminate this Lease if the Leased Premises is not fully restored as required hereunder within one hundred eighty (180) days from the date of damage or destruction, substantial or otherwise

18)	Condemnation. If all or any portion of the Leased Premises is taken under the power of eminent domain or sold under the threat of that power (each of which is called a “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than ten percent (10%) of the Leased Premises is taken or less than ten percent (10%) is taken but such taking interferes with Tenant’s ability to conduct its operations, Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to Landlord within thirty (30) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If Tenant does not terminate this Lease, this Lease shall remain in effect as to the portion of the Leased Premises not taken, except that the Rent shall be reduced in proportion to the degree, if any, to which Tenant’s use of the Leased Premises is impaired. Any condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagees or beneficiaries under a deed of trust encumbering the Leased Premises, the amount of its interest in the Leased Premises; (b) second, to Tenant, only the amount of any award specifically designated for loss or damage to Tenant’s personal property or cargo; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee or otherwise.

19)	Brokerage: Landlord and Tenant each warrant, covenant and represent to the other that neither party has dealt with any broker or agent in connection with this transaction (“Broker”). Landlord and Tenant hereby agree to indemnify and hold each other harmless from any claims for brokerage commissions and all costs, expenses and liabilities in connection therewith based upon their actions, including, without limitation, attorneys’ fees and expenses arising out of a breach of either parties’ representations contained in this paragraph. In the event that the Landlord is held liable for any additional brokerage commission arising from any misstatement, then the amount of such liability shall be deemed additional rent and shall be collectible by Landlord from Tenant in the same manner as Rent. The provisions of this paragraph shall survive the expiration or termination of this Lease.

20)	Signs and Auctions: Tenant shall not place any signs on the Leased Premises without Landlord’s prior written consent, which will not be unreasonably withheld. Any signs approved by Landlord shall be installed and removed at Tenant’s sole cost and expense. Tenant shall be responsible for any licenses, permits or fees attributable to such signs and upon the expiration or earlier termination of this Lease, Tenant shall remove such signs. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Leased Premises nor allow signs for any such events.

21)	Default and Remedies: Tenant shall be in default of this Lease if Tenant breaches or fails to observe any of its covenants or obligations hereunder on the date set for such performance, including, without limitation, A) fails to timely pay any sum due hereunder, B) if Tenant permits any judgment to be entered against the Leased Premises or makes an assignment for the Benefit of Creditors or commit any other act of Bankruptcy; C) If a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; D) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Leased Premises or if Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; E) if substantially all of Tenant’s assets located at the Leased Premises or if Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this paragraph is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease.

a)	If any default covered in section 20 is not cured within fifteen (15) days after written notice by Landlord to Tenant, Landlord may :

i)	immediately terminate this Lease and Tenant shall immediately vacate the Leased Premises and make arrangements for the prompt removal of all cargo from the Leased Premises; or

ii)	pursue any other rights and remedies available to Landlord at law or in equity.

iii)	All remedies shall by cumulative and may be exercised concurrently or otherwise.

b)	On the occurrence of any material default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have, terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case this Lease shall terminate, and Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (1) the worth at the time of the default of the unpaid Rent and other charges which Landlord has earned at the time of the termination; and (2) any other reasonable amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to, any cost or expenses Landlord incurs in maintaining or preserving the Leased Premises after such default, the cost of recovering possession of the Leased Premises, expenses of reletting, including necessary renovation or alteration of the Leased Premises, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commission paid or payable. If Tenant has defaulted under this Lease, Landlord shall have the option of (i) retaking possession of the Leased Premises and recovering from Tenant the amount specified in this paragraph; (ii) maintaining Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises and in such event, Landlord shall be entitled to enforce all of the Landlord’s rights and remedies under this Lease, including the right to recover the Rent and all other charges as they become due; (iii) pursuing any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Leased Premises is located.

c)	Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

22)	Entire Understanding: This Lease contains the entire understanding between the parties hereto and supersedes any prior or contemporaneous contracts, agreements, understandings and/or negotiations, whether oral or written.

23)	Assignment; Sublease: This Agreement shall not be assigned, nor shall all or a portion of the Leased Premises be subleased, by Tenant without the express written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or anything to the contrary in this Lease, it is agreed that Tenant shall have the right, without the prior consent of Landlord, to assign this Lease or sublet any part of or all of the Leased Premises to an Affiliate (as defined below) (a “Permitted Assignment”), provided that Tenant notifies Landlord within thirty (30) days following any Permitted Assignment. So long as the Affiliate assumes in full the obligations of Tenant under this Lease in a writing delivered to Landlord, Tenant shall be relieved of all liability hereunder. Any assignee under a Permitted Assignment shall be entitled to all of Tenant’s right, title and interest under this Lease, including, but not limited to, all rights to exercise any options to renew or extend the term of this Lease as provided herein. An “Affiliate” shall mean (i) a wholly owned subsidiary of Tenant, (ii) the parent of Tenant, or (iii) any corporation into or with which Tenant may be merged or consolidated and that has a credit rating equal to or better than Tenant.

24)	Severability: A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

25)	No Recordation: Tenant shall not record this Lease without prior written consent from Landlord.

26)	Notice: All notices given hereunder shall be in writing and deemed received on the day following dispatch if sent by a recognized overnight courier, or on the third day following dispatch if sent by certified mail, return receipt requested, postage pre-paid, to the persons listed herein.

If to Landlord:	Danielle Carlini
ATI Flat Rolled Products Holdings, LLC
100 River Road
Brackenridge, PA 15668

With required copy to:	Lauren S. McAndrews
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, PA 15222

If to Tenant:	Liam Wilson
Mawson Infrastructure Group
Level 5, 97 Pacific Highway
North Sydney, NSW 2060, Australia

Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

27)	Representation, Certification and Indemnity Regarding Terrorism: Tenant represents and certifies that:

(a)	It has disclosed the names of all of its members holding more than ten percent (10%) interest in Tenant and it is not acting, directly or indirectly, for or on behalf of any person, entity, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(b)	It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach by Tenant of the foregoing certification.

Tenant acknowledges that Landlord is acting in reliance upon the representations and certifications of Tenant contained in this paragraph.

28)	Force Majeure: Time periods for performance of a party’s obligations under this Lease, shall be extended for periods of time during which performance is prevented due to circumstances beyond the party’s control, including without limitation strikes, lock outs or other work stoppages, embargoes, governmental regulations or orders, terrorism, pandemic, cyber-attack, labor or material shortages, acts or omissions of other parties, acts of God, casualty, weather, war or other strife. In no event shall Force Majeure excuse Tenant from paying Rent and other amounts payable to Landlord pursuant to this Lease.

29)	Existing Lender. Landlord hereby covenants and warrants to Tenant that no mortgage, deed of trust or other loan currently encumbers the Leased Premises or any portion thereof.

30)	Quiet Enjoyment. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession, use, and occupancy of the Leased Premises. This covenant shall be construed as a covenant running with the Leased Premises and is not a personal covenant of Landlord, and the owner of the Leased Premises shall be obligated to ensure the enforcement of same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the day and year first above written.

LANDLORD:		TENANT:

JEWEL ACQUISITION, LLC		MAWSON INFRASTRUCTURE GROUP

By:	/s/ Elliot S. Davis	By:	/s/ James Manning

Name:	Elliot S. Davis	Name:	James Manning

Title:	Senior Vice President and Secretary	Title:	CEO

EXHIBIT A